Single Class Unitary Fee Index Fund Expense Contract

EXPENSE CONTRACT

This Expense Contract, dated as of April 29, 2020, (the “Agreement”), is made and entered into by and between each of the Trusts listed on Schedule A hereto, each a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of each of the Funds listed on Schedule A (each a “Fund” and collectively the “Funds”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, each Trust, on behalf of the applicable Funds, and the Manager have entered into a Management Contract (the “Management Agreement”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee; and

WHEREAS, each Trust and the Manager have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of the Fund at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this Agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees to pay or provide for the payment of any fees or expenses (excluding acquired fund fees and expenses) such that the ordinary operating expenses incurred by the Fund in any fiscal year (including taxes, interest expenses with respect to borrowings by the Fund, and such non-recurring and/or extraordinary expenses as may arise, but excluding the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Manager, Rule 12b-1 fees, if any, and non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable, and, if excluded under a Fund’s Management Agreement, expenses of printing and mailing proxy materials to shareholders of the Fund and all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor) will not exceed the annual rate set forth in Schedule A of the average daily net assets of the fund (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month. In order to limit the fees or expenses of the Fund to the expense rate on Schedule A, the Manager agrees to reduce the Fund’s management fee by an amount equal to the fees and expenses paid by the Fund to the Independent Trustees of the Trust if necessary and if such fees are not already reduced under the Fund’s Management Agreement. For avoidance of doubt, it is understood that this Agreement shall not apply to any other Fund other than those specified on Schedule A.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by a Fund except by a vote of the majority of the Board of Trustees of the applicable Trust; provided that all other amendments may be approved by mutual consent of the parties without a vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require each Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate for a Fund upon the expiration date specified on Schedule A or upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer Treasurer

FIDELITY CONCORD STREET TRUST,
on behalf of the Funds listed on Schedule A

By	/s/ Stacie M. Smith
Stacie M. Smith President and Treasurer

FIDELITY SALEM STREET TRUST,
on behalf of the Funds listed on Schedule A

By	/s/ Laura M. Del Prato
Laura M. Del Prato President and Treasurer